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                      December 7, 2023

       Carlos Phillips
       Chief Financial Officer
       Grupo Televisa, S.A.B.
       Av. Vasco de Quiroga No. 2000
       Colonia Santa Fe
       01210 Mexico City
       Mexico

                                                        Re: Grupo Televisa,
S.A.B.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-12610

       Dear Carlos Phillips:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Joshua Wechsler